Exhibit 99.1

           MidSouth Bancorp, Inc. Reports 1st Quarter Earnings Up 27%

    LAFAYETTE, La., April 21 /PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (Amex: MSL) ("MidSouth") announced first quarter 2004 net income of $1,660,948, a 27% increase over the $1,309,552 for the first quarter of 2003 and essentially even with fourth quarter 2003 net income of $1,665,053. Basic earnings per share were $.52 for the quarter ended March 31, 2004, a significant increase from the $.41 per share reported for the first quarter of 2003, and the same as the $.52 per share earned in the fourth quarter of 2003. Diluted earnings per share were $.50 for the first quarter of 2004 and the fourth quarter of 2003 compared to $.40 per share for the first quarter of 2003.

    Net income increased $351,000 in first quarter comparison primarily due to increased interest income of $277,000 combined with a $169,000 decrease in interest expense. The increase in interest income resulted primarily from an 18% increase in average earning assets. In addition, non-interest income increased $148,000 due to an increase in fees and service charges resulting from a higher volume of demand deposit accounts. Non-interest expense was held to an $86,000 or 2% increase for the first quarter of 2004 compared to the first quarter of 2003.

    First quarter 2004 net income was essentially the same as net income reported for the fourth quarter of 2003. In comparing the two quarters, net interest income decreased $75,000 and non-interest income decreased $5,000. The decrease in net interest income resulted primarily from a decrease of $112,000 in loan fee income included in total interest income. Loan fee income was higher in the fourth quarter of 2003 due to a larger volume of loans funded in that quarter. A $320,000 decrease in non-interest expense from fourth quarter 2003 was partially offset by a $230,000 provision for loan losses in the first quarter of 2004. Non-interest employee expense was higher in the fourth quarter of 2003 primarily due to additional incentive costs of $76,000 as a result of outstanding earnings for the year and from $128,000 in additional costs associated with group health and benefit plans, including the Employee Stock Ownership Plan ("ESOP"). Other non-interest expense decreases in comparing fourth quarter 2003 to first quarter 2004 were recorded primarily in marketing and community investment expenses ($63,000) and occupancy expenses ($54,000).


     Highlights for the Quarter Ended March 31, 2004
     -- Return on average equity was 20.05% for the first quarter of 2004 compared to 18.76% for the first quarter of 2003. The leverage capital ratio was 8.96% at March 31, 2004 compared to 8.78% at March 31, 2003.
     -- Net interest income totaled $5,033,439 for the first quarter of 2004, up 10% from the $4,587,203 reported for the first quarter 2003. Net interest income increased primarily due to an increase in the average volume of earning assets combined with a decrease in interest expense.
     -- Total loans grew $27.6 million or 12%, from $236.6 million at March 31, 2003 to $264.2 million at March 31, 2004, primarily in commercial and real estate loans.
     -- Nonperforming assets, including loans 90 days or more past due, as a percentage of total assets decreased slightly from .37% at March 31, 2003 to .35% at March 31, 2004. Net charge-offs to total loans decreased from .06% to .04% for the same periods, respectively.
     -- Total consolidated assets increased $64.0 million or 16%, from $390.9 million at the end of the first quarter of 2003 to $454.9 million at the end of the first quarter of 2004.
     -- Total deposits increased $58.2 million or 17%, from $349.3 million at March 31, 2003 to $407.5 million at March 31, 2004. The increase resulted primarily from approximately $29 million in deposits associated with a public fund contract added in July of 2003 and approximately $10 million in deposits resulting from a deposit incentive campaign introduced in March 2004.


    MidSouth's common stock is traded on the American Stock Exchange under the symbol MSL.


    The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company's anticipated future financial performance. This act protects a company from unwarranted litigation if actual results differ from management expectations. This press release reflects management's current views and estimates of future economic circumstances, industry conditions, MidSouth's performance and financial results. A number of factors and uncertainties could cause actual results to differ from anticipated results and expectations.



     MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
     FINANCIAL HIGHLIGHTS (UNAUDITED)
     (in thousands except per share data)
                                                              For The
                                     For The Qtr             Qtr Ended
                                   Ended Mar. 31,      %      Dec. 31,     %
    EARNINGS DATA                 2004       2003     Chg       2003      Chg
    Total interest income       $6,130     $5,853     4.7%    $6,196     -1.1%
    Total interest expense       1,097      1,266   -13.3%     1,089      0.7%
    Net interest income          5,033      4,587     9.7%     5,107     -1.4%
    Provision for loan losses      230        200    15.0%         0    100.0%
    Non-interest income          1,861      1,713     8.6%     1,866     -0.3%
    Non-interest expense         4,397      4,311     2.0%     4,717     -6.8%
    Provision for income tax       606        479    26.5%       591      2.5%
    Net income                  $1,661     $1,310    26.8%    $1,665     -0.2%

    PER COMMON SHARE DATA
    Basic earnings per share     $0.52      $0.41    26.8%     $0.52      0.0%
    Diluted earnings per share   $0.50      $0.40    25.0%     $0.50      0.0%

    Book value at end of period $10.65      $8.83    20.6%    $10.09      5.6%
    Market price at end
     of period                  $33.60     $15.55   116.1%    $31.50      6.7%
    Weighted avg shares
     outstanding
       Basic                 3,184,337  3,178,879     0.2% 3,175,226      0.3%
       Diluted               3,334,153  3,268,942     2.0% 3,330,674      0.1%

    AVERAGE BALANCE SHEET DATA
    Total assets              $436,634   $378,574    15.3%  $424,911      2.8%
    Earning assets             408,188    346,440    17.8%   392,963      3.9%
    Loans and leases           260,564    231,263    12.7%   250,964      3.8%
    Interest-bearing deposits  294,097    250,314    17.5%   282,581      4.1%
    Total deposits             387,864    337,453    14.9%   374,237      3.6%
    Total stockholders' equity  33,319     28,307    17.7%    32,669      2.0%

    SELECTED RATIOS            03/31/2004 03/31/2003        12/31/2003
    Return on average assets      1.53%      1.40%    9.3%     1.55%     -1.6%
    Return on average
     total equity                20.05%     18.76%    6.9%    20.22%     -0.8%
    Return on average
     realized equity (A)         20.92%     19.86%    5.3%    21.48%     -2.6%
    Average equity
     to average assets            7.63%      7.48%    2.1%     7.69%     -0.7%
    Leverage capital ratio        8.96%      8.78%    2.1%     8.86%      1.1%
    CREDIT QUALITY
    Allowance for loan losses
     as a % of total loans        1.10%      1.25%  -12.0%     1.07%      2.8%
    Nonperforming assets
     to total assets              0.35%      0.37%   -5.4%     0.36%     -2.8%
    Net charge-offs
     to total loans               0.04%      0.06%   -33.3%    0.25%    -84.0%

    (A) Excluding net unrealized gain (loss) on securities available for sale.



     MIDSOUTH BANCORP, INC. and SUBSIDIARIES
     Condensed Consolidated Financial Information (unaudited)
     (in thousands except per share data)

                                   Period Ended      %        Period Ended
    BALANCE SHEET                    Mar. 31,       Chg    Dec. 31, Sept. 30,
    Assets                       2004      2003               2003      2003
    Cash and cash equivalents  $34,111   $27,537    23.9%   $13,840   $18,509
    Securities available-for-
     sale                      118,562    88,764    33.6%   118,227   115,881
    Securities held-to-
     maturity                   23,368    23,398    -0.1%    23,367    23,397
         Total investment
          securities           141,930   112,162    26.5%   141,594   139,278
    Total loans                264,193   236,628    11.6%   261,873   246,867
    Allowance for loan losses   (2,906)   (2,954)   -1.6%    (2,790)   (3,032)
         Loans, net            261,287   233,674    11.8%   259,083   243,835
    Premises and equipment      11,791    12,175    -3.2%    11,984    12,018
    Goodwill and other
     intangibles                   974     1,040    -6.3%       990     1,007
    Other assets                 4,819     4,367    10.4%     5,206     5,233

         Total assets         $454,912  $390,955    16.4%  $432,697  $419,880

    Liabilities and
      Stockholders' Equity
    Non-interest bearing
     deposits                  $95,748   $90,830     5.4%   $96,949   $88,923
    Interest bearing deposits  311,778   258,438    20.6%   277,440   285,161
       Total deposits          407,526   349,268    16.7%   374,389   374,084
    Securities sold under
      agreements to repurchase
       and FHLB borrowings       4,621     4,380     5.5%    17,567     6,332
    Long-term debt                 ---       486  -100.0%       ---       ---
    Junior subordinated
     debenture                   7,000     7,000     0.0%     7,000     7,000
    Other liabilities            1,608     1,651    -2.6%     1,513     1,477
         Total liabilities     420,755   362,785    16.0%   400,469   388,893
    Total shareholders'
     equity                     34,157    28,170    21.3%    32,228    30,987
         Total liabilities
          and shareholders'
            equity            $454,912  $390,955    16.4%  $432,697  $419,880


     MIDSOUTH BANCORP, INC. and SUBSIDIARIES
     Condensed Consolidated Financial Information (unaudited)
     (in thousands except per share data)
                                                                      Year-
                                         Three Months Ended           Ended
    INCOME STATEMENT                           Mar. 31,         %     Dec. 31,
                                            2004     2003      Chg      2003

    Interest income                        $6,130   $5,853     4.7%   $24,230
    Interest expense                        1,097    1,266   -13.3%     4,680
         Net interest income                5,033    4,587     9.7%    19,550
    Provision for loan losses                 230      200    15.0%       550
    Service charges on deposit accounts     1,403    1,208    16.1%     5,273
    Gains on securities, net                    0      (5)   100.0%        98
    Other charges and fees                    458      510   -10.2%     2,227
         Total non-interest income          1,861    1,713     8.6%     7,598
    Salaries and employee benefits          2,151    2,078     3.5%     8,649
    Occupancy expense                         980      906     8.2%     3,882
    Goodwill and intangible amortization       16       16     0.0%        66
    Other non-interest expense              1,250    1,311    -4.7%     5,374
         Total non-interest expense         4,397    4,311     2.0%    17,971
    Income before income taxes              2,267    1,789    26.7%     8,627
    Net income                             $1,661   $1,310    26.8%    $6,333

    Earnings per share, diluted             $0.50    $0.40    25.0%     $1.91


     MIDSOUTH BANCORP, INC. and SUBSIDIARIES
     Condensed Consolidated Financial Information (unaudited)
     (in thousands except per share data)

                                       First   Fourth  Third   Second  First
    INCOME STATEMENT                  Quarter Quarter Quarter Quarter Quarter
                                        2004    2003    2003    2003    2003
    Interest income                    $6,130  $6,196  $6,269  $5,912  $5,853
    Interest expense                    1,097   1,089   1,156   1,169   1,266
         Net interest income            5,033   5,107   5,113   4,743   4,587
    Provision for loan losses             230       0     250     100     200
    Net interest income after
      provision for loan losses         4,803   5,107   4,863   4,643   4,387
    Total non-interest income           1,861   1,866   1,990   2,029   1,713
    Total non-interest expense          4,397   4,717   4,504   4,438   4,311
    Income before income taxes          2,267   2,256   2,349   2,234   1,789
    Income taxes                          606     591     614     610     479
    Net income                         $1,661  $1,665  $1,735  $1,624  $1,310

    Earnings per share, basic           $0.52   $0.52   $0.55   $0.51   $0.41
    Earnings per share, diluted         $0.50   $0.50   $0.52   $0.49   $0.40
    Book value per share               $10.65  $10.09   $9.73   $9.37   $8.83
    Return on Average Equity           20.05%  20.22%  21.90%  22.15%  18.76%


     MIDSOUTH BANCORP, INC. and SUBSIDIARIES
     Condensed Consolidated Financial Information (unaudited)
     (in thousands except per share data)

    Asset Quality Data                Period Ended     %        Period Ended
                                        Mar. 31,      Chg   Dec. 31, Sept. 30,
                                      2004     2003            2003     2003

    Nonaccrual loans                  $860     $711   21.0%     $829     $704
    Loans past due 90 days and over    487      534   -8.8%      503      489
    Total nonperforming loans        1,347    1,245    8.2%    1,332    1,193
    Other real estate owned            247      212   16.5%      218      233
    Total nonperforming assets      $1,594   $1,457    9.4%   $1,550   $1,426

    Nonperforming assets to
      total assets                   0.35%    0.37%   -6.0%    0.36%    0.34%
    Nonperforming assets to
      total loans + OREO + other
      foreclosed assets              0.60%    0.62%   -2.1%    0.59%    0.58%
    ALL to nonperforming assets    182.37%  202.75%  -10.0%  180.00%  212.54%
    ALL to nonperforming loans     215.81%  237.27%   -9.0%  209.46%  254.05%
    ALL to total loans               1.10%    1.25%  -11.9%    1.07%    1.23%

    Year-to-date charge-offs          $171     $178   -3.9%     $904     $599
    Year-to-date recoveries             55       41   34.1%      253      190
    Year-to-date net charge-offs       116      137  -15.3%      651      409
    Net charge-offs to total loans   0.04%    0.06%  -24.2%    0.25%    0.17%



SOURCE  MidSouth Bancorp, Inc.
    -0-                             04/21/2004
    /CONTACT: Sally Gary, Investor Relations, +1-337-267-4202, or sallyg@midsouthbank.com , or Teri Stelly, Controller, +1-337-267-4208, or
C. R. Rusty Cloutier, President, +1-337-267-4201, all of MidSouth Bancorp,
Inc./
    (MSL)

CO:  MidSouth Bancorp, Inc.
ST:  Louisiana
IN:  FIN
SU:  ERN